Exhibit 10.2

MOLECULAR TEMPLATES, INC.

AMENDED AND RESTATED NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

ADOPTED BY THE BOARD OF DIRECTORS: OCTOBER 9, 2017

Each member of the board of directors (the “Board”) of Molecular Templates, Inc. (the “Company”) who is not an employee of the Company or any parent or subsidiary of the Company (each, a “Non-Employee Director”) will be eligible to receive cash and equity compensation as set forth in this Molecular Templates, Inc. Non-Employee Director Compensation Policy (this “Policy”). The cash and equity compensation described in this Policy will be paid or granted, as applicable, automatically and without further action of the Board to each Non-Employee Director who is eligible to receive such cash or equity compensation, unless such Non-Employee Director declines the receipt of such cash or equity compensation by written notice to the Company. This Amended and Restated Policy will become effective on October 9, 2017 (the “Effective Date”), and will remain in effect until it is revised or rescinded by further action of the Board. Capitalized terms not explicitly defined in this Policy but defined in the 2014 Equity Incentive Plan (the “2014 Plan”) will have the same definitions as in the 2014 Plan.

1.    CASH COMPENSATION.

(a)    Annual Fees. Each Non-Employee Director will be eligible to receive the following annual fees for service as (i) a member of the Board and (ii) a member or chairperson of a committee of the Board (“Committee”) set forth below, as applicable, to be paid on a quarterly basis in the form of annual retainers:

Board or Committee	Type of Fee	Amount (Per Year)
Board	Retainer Fee	$40,000
Chairman of Board	Retainer Fee	$30,000
Audit Committee	Chair Retainer Fee	$15,000
	Non-Chair Retainer Fee	$7,500
Compensation Committee	Chair Retainer Fee	$10,000
	Non-Chair Retainer Fee	$5,000
Nominating and	Chair Retainer Fee	$8,000
Governance Committee	Non-Chair Retainer Fee	$4,000

(b)    Expenses. Each Non-Employee Director will be entitled to reimbursement from the Company for all reasonable out-of-pocket expenses incurred by the Non-Employee Director in connection with his or her attendance at Board and Committee meetings.

To the extent that any taxable reimbursements are provided to a Non-Employee Director, they will be provided in accordance with Section 409A of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations and other guidance thereunder and any state law of similar effect, including, but not limited to, the following provisions: (i) the amount of any such expenses eligible for reimbursement during the Non-Employee Director’s taxable year may not affect the expenses eligible for reimbursement in any other taxable year; (ii) the reimbursement of an eligible expense must be made no later than the last day of the Non-Employee Director’s taxable year that immediately follows the taxable year in which the expense was incurred; and (iii) the right to any reimbursement may not be subject to liquidation or exchange for another benefit.

2.    EQUITY COMPENSATION. The options described in this Policy will be granted under the 2014 Plan and will be subject to the terms and conditions of (i) this Policy, (ii) the 2014 Plan and (iii) the forms of option grant notices and option agreements approved by the Board for the grant of options to Non-Employee Directors.

(a)    Initial Grants. Each individual who is elected or appointed for the first time after the Effective Date to be a Non-Employee Director automatically will be granted, on the date of such initial election or appointment, a nonstatutory stock option to purchase 25,000 shares of Common Stock (an “Initial Option Grant”); and each individual who is a Non-Employee Director on the Effective Date will receive an Initial Option Grant on the Effective Date.

(b)    Annual Grants. On the date of each annual meeting of the Company’s stockholders after the Effective Date, each individual who is then a Non-Employee Director and will be continuing as a Non-Employee Director following the date of such annual meeting automatically will be granted a nonstatutory stock option to purchase 15,000 shares of Common Stock (an “Annual Option Grant”), provided that such individual has served as a Non-Employee Director for at least six (6) months prior to the date of such annual meeting.

(c)    Terms of Options.

(i)    Exercise Price. The exercise price of each Initial Option Grant and Annual Option Grant will be equal to 100% of the Fair Market Value of the Common Stock subject to the option on the date the option is granted.

(ii)    Vesting. Subject to Section 3 below, each Initial Option Grant and Annual Option Grant will vest and become exercisable as follows:

(A)    Each Initial Option Grant will vest and become exercisable as to 50% of the shares of Common Stock subject to the option on each of the first and second anniversaries of the date of grant, rounded down to the nearest whole share, subject to the Non-Employee Director’s Continuous Service through such dates.

(B)    Each Annual Option Grant will vest and become exercisable on the first anniversary of the date of grant, subject to the Non-Employee Director’s Continuous Service through such dates.

3.    CERTAIN TRANSACTIONS AND EVENTS.

(a)    Fundamental Transaction. The provisions of this Section 3(a) (and not Section 9(c) of the 2014 Plan) will apply to all outstanding Initial Option Grants and Annual Option Grants in the event of a Fundamental Transaction. In the event of a Fundamental Transaction while a Participant remains a Non-Employee Director, the shares of Common Stock at the time subject to each outstanding Initial Option Grant and Annual Option Grant held by such Participant, but not otherwise vested, will automatically vest in full so that each such Initial Option Grant and Annual Option Grant will, immediately prior to the effective date of the Fundamental Transaction, become exercisable for all the shares of Common Stock subject to such Initial Option Grant and Annual Option Grant as fully vested shares and may be exercised for any or all of those vested shares. Immediately following the consummation of the Fundamental Transaction, each Initial Option Grant and Annual Option Grant will terminate and cease to be outstanding, except to the extent assumed by the successor corporation (or Affiliate thereof).

Each Initial Option Grant and Annual Option Grant which is assumed in connection with a Fundamental Transaction will be appropriately adjusted, immediately after such Fundamental Transaction, to apply to the number and class of securities which would have been issuable to the Participant in consummation of such Fundamental Transaction had the Initial Option Grant or Annual Option Grant been exercised immediately prior to such Fundamental Transaction. Appropriate adjustments will also be made to the exercise price payable per share under each outstanding Initial Option Grant and Annual Option Grant, provided that the aggregate exercise price payable for such securities will remain the same. To the extent the actual holders of the Common Stock receive cash consideration for their Common Stock in consummation of the Fundamental Transaction, the successor corporation may, in connection with the assumption of the outstanding Initial Option Grants and Annual Option Grants, substitute one or more shares of its own common stock with a fair market value equivalent to the cash consideration paid per share of Common Stock in such Fundamental Transaction.

(b)    Change in Control. In the event of a Change in Control while a Participant remains a Non-Employee Director, the shares of Common Stock at the time subject to each outstanding Initial Option Grant and Annual Option Grant held by such Participant, but not otherwise vested, will automatically vest in full so that each such Initial Option Grant and Annual Option Grant will, immediately prior to the effective date of the Change in Control, become exercisable for all the shares of Common Stock subject to such Initial Option Grant and Annual Option Grant as fully vested shares and may be exercised for any or all of those vested shares. Each such Initial Option Grant and Annual Option Grant will remain exercisable for such fully vested shares until the expiration or sooner termination of the option term in connection with a Change in Control.